September 14, 2001

Mr. Mark Slaven

Vice President, Treasurer

3Com Corporation
5400 Bayfront Plaza
Santa Clara, CA 95052-8145

Re:          Supply Agreement between Manufacturers’ Services Salt Lake City Operations, Inc. ("MSSLO") and 3Com Corporation (“3Com”), and joined for the limited purposes set forth therein by Manufacturers’ Services Limited (“MSL”), dated September 30, 2000, as amended by the First Amendment to Supply Agreement, dated
 January 15, 2001 (the “Supply Agreement”)

Dear Mark:

As a result of negotiations entered into at the request of 3Com contained in your letter dated July 31, 2001 to Mr. Robert Donahue, President of MSL, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, MSL, MSSLO and 3Com have agreed to amend the Supply Agreement and the other agreements entered into in connection therewith specified below as follows (with all capitalized terms used and not otherwise defined herein having the meaning set forth in the Supply Agreement):

1.             Supply Agreement.  The Supply Agreement is hereby amended such that:

 (a)          Section 4A is deleted in its entirety and, effective as of the date hereof, the Minimum Commitment for the Initial Term shall consist of, and shall be fully paid and satisfied by payment by 3Com to MSSLO of: (i) $22,105,902 in cash within two business days of the date hereof for accrued Minimum Commitment through August 31, 2001; (ii) $8,000,000 in cash within two business days of the date hereof for the Minimum Commitment for the period from September 1, 2001 to September 30, 2001; (iii) $520,000 in cash within two business days of the date hereof for reimbursement for unavoidable labor expenses for the month of September 2001; (iv) an amount in cash equal to the amount of cash (net of all fees and costs, including, without limitation, stock brokerage or similar fees) received by 3Com in exchange for the 1,551,220 shares of common stock, par value $.001 per share, of MSL (the "MSL Shares") held by 3Com in a transaction consummated within 30 days of the date hereof within two business days of the date 3Com receives such cash in respect of such transaction, or if no such transaction is consummated within 30 days of the date hereof or if MSL earlier requests in writing that 3Com transfer the MSL Shares, by transfer by 3Com to MSL of the MSL Shares within two business days of the earlier of the 30th day after the date hereof and the date of such request; and (v) beginning October 1, 2001, the following amounts in cash or Value Add (or a combination thereof) (the "Quarterly Minimum Commitment"): (A) $13,000,000 on December 14, 2001 for the calendar quarter ending on December 31, 2001; (B) $11,000,000 on March 15, 2002 for the calendar quarter ending on March 31, 2002; and (C) $11,000,000 on June 14, 2002 for the calendar quarter ending on June 30, 2002.  The amounts paid pursuant to Section 1(a)(v) shall be subject to reconciliation within 30 days of the end of each calendar quarter and MSSLO shall promptly refund any overpayment of the Quarterly Minimum Commitment in such calendar quarter to 3Com;

(b)           "Products" shall include but not be limited to the products to be manufactured by MSSLO for the CommWorks business pursuant to the award in September 2001 made by 3Com to MSSLO pursuant to the Request for Quote for CommWorks dated August 17, 2001 issued by 3Com (the "CommWorks Products");

(c)           no more than $1,000,000 of Value Add attributable to CommWorks Products purchased by 3Com in a calendar quarter ("CommWorks Value Add") shall be counted toward satisfaction of the Quarterly Minimum Commitment in such calendar quarter and no credit shall be given for any amount of CommWorks Value Add in excess of $1,000,000;

(d)           subject to Section 1(c) of this letter and as mutually agreed by MSSLO and 3Com, the Value Add attributable to the purchase of New Products produced at any Facility (other than the Facility in Salt Lake City) shall be counted toward satisfaction of the Quarterly Minimum Commitment;

(e)           MSSLO shall have no obligation to make available or maintain any capacity at the Chicago Facility other than as necessary to meet 3Com's actual production requirements at the Chicago Facility as reflected in forecasts provided by 3Com to MSL pursuant to the Supply Agreement;

(f)            the amount of damages to MSSLO and MSL would be difficult or impossible to ascertain if 3Com fails to pay the amounts specified in Section 1(a)(v), or any portion thereof, when due; accordingly, in the event of any such failure, 3Com shall, as liquidated damages, in lieu of any amounts specified in Section 1(a)(v) not previously paid, and not as a penalty or forfeiture, pay to MSSLO an amount in cash equal to $32,000,000, less any portion of the amounts set forth in Sections 1(a)(v)(A) - (C) previously paid (and if 3Com shall not have previously made the payment or the transfer required by Section 1(a)(iv), simultaneously 3Com shall make the payment or transfer required by Section 1(a)(iv)).  Such amount (and payment or transfer, if applicable) represents the best estimate of the amount of damages MSSLO and MSL would suffer from such event; and

(g)           the parties agree to the other changes to the Supply Agreement reflected in the amended and restated Supply Agreement attached as Exhibit A hereto.

2.             Lease.  The lease dated September 30, 2000 by and between 3Com and MSSLO (the "Lease") is hereby amended to effect the changes to the Lease set forth in Exhibit B hereto.

3.             Distribution Services Agreement.  The Distribution Services Agreement  by and between MSSLO and 3Com, and joined for the limited purposes set forth therein by MSL, dated September 30, 2000 (the "Distribution Services Agreement"), is hereby amended such that MSSLO shall be under no obligation to provided space under Section 6.2 thereof other than as necessary to perform its obligations under the Distribution Services Agreement and only for up to a maximum of 1600 pallets of Finished Goods Inventory (as defined in the Distribution Services Agreement).

This letter, to the extent set forth herein, constitutes a written amendment to the Supply Agreement, Lease and Distribution Services Agreement.  Except as expressly set forth herein, the Supply Agreement, Lease and Distribution Services Agreement shall remain in full force and effect.  In the event of any conflict between this letter and the Supply Agreement, Lease or Distribution Services Agreement, this letter shall control with respect to the subject hereof.  3Com hereby withdraws its letter of August 30, 2001 to Mr. Donahue with the effect that no such letter was sent, and, subject to receipt of the payments set forth in Sections 1(a)(i), (ii) and (iii), MSL and MSSLO hereby waive any breach of the Supply Agreement that may have resulted from such letter and, except as set forth herein, hereby release any claim arising from or relating to such letter, or the matters set forth therein, or any non-payment of Minimum Commitment or Value Add. Each of MSL, MSSLO and 3Com shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions set forth herein.

If this letter reflects the agreement MSL, MSSLO and 3Com have reached with respect to foregoing, please sign, date and return the enclosed copy of this letter which will then constitute our agreement with respect thereto.

                                                                                Very truly yours,

                                                                                MANUFACTURERS' SERVICES LIMITED

By:	/s/ Robert E. Donahue
Name:	Robert E. Donahue
Title:	President

MANUFACTURERS' SERVICES
SALT LAKE CITY
OPERATIONS, INC.

By:	/s/ Robert E. Donahue
Name:	Robert E. Donahue
Title:	President

Acknowledged and agreed as of September 14, 2001

3COM CORPORATION

By:	/s/ Mark Slaven
Name:	Mark Slaven
Title:	VP, Treasurer